Exhibit 99.1

Acadia Realty Trust Reports First Quarter 2012 Operating Results

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--April 24, 2012--Acadia Realty Trust (NYSE: AKR) today reported operating results for the quarter ended March 31, 2012. All per share amounts are on a fully diluted basis.

First Quarter 2012 Highlights

Earnings

•	Funds from operations (“FFO”) of $0.21 per share for first quarter 2012

•	Earnings per share (“EPS”) from continuing operations of $0.09 for first quarter 2012

Core Portfolio – Acquisitions and Portfolio Performance

•
During first quarter 2012, closed on property acquisitions of $41.5 million (Chicago and Cambridge, Massachusetts) bringing the total closed to date to $115.3 million of the previously announced $181.1 million 2011 Core acquisition pipeline

•	During April 2012, acquired an additional Chicago property for $20.7 million

•	March 31, 2012 physical portfolio occupancy of 90.3%; leased occupancy of 94.2% including executed leases

•	Excluding the impact of re-anchoring activities, same store net operating income (“NOI”) for the first quarter up 2.3% compared to 2011; including this impact, same store NOI decreased 3.9%

Opportunity Funds – Fund III Acquisitions

•	During April 2012, closed on $31.5 million (Chicago) which completed the acquisition of the previously announced $171.3 million 2011 Fund acquisition pipeline

•	Closed on an investment in New York City for $16.3 million during the first quarter 2012

Balance Sheet – Match-Funding Core and Fund Acquisitions

•	Raised $17.9 million of net proceeds during first quarter 2012 from the at-the-market (“ATM”) equity program

•	Core portfolio debt net of cash on hand (“Net Debt”) to EBITDA ratio of 5.4x at March 31, 2012

•	Combined Net Debt to Total Market Capitalization of 28% at March 31, 2012

First Quarter 2012 Operating Results

FFO and Net Income from Continuing Operations for the quarter ended March 31, 2012 were $9.3 million and $4.0 million, respectively, as compared to $13.6 million and $8.2 million, respectively, for the quarter ended March 31, 2011.

Earnings for the quarters ended March 31, 2012 and 2011, on a per share basis, were as follows:

	Quarters ended March 31,
	2012	2011	Variance
FFO per share	$0.21	$0.33	$(0.12)
EPS from continuing operations	$0.09	$0.20	$(0.11)
EPS	$0.09	$0.23	$(0.14)

The following significant items contributed to the above variances in EPS from continuing operations:

Variance 2012 v. 2011

2011 additional mortgage interest income	$(0.06)
2011 gain on extinguishment of debt	(0.04)
Other items, net	(0.01)
Total variance	$(0.11)

EPS from discontinued operations of $0.03 for the quarter ended March 31, 2011 was primarily attributable to a $0.8 million gain, net of noncontrolling interests’ share, on the sale of a Fund II leasehold interest at the Oakbrook Center.

Core Portfolio

Acadia’s core portfolio is comprised of properties that are owned in whole or in part by Acadia outside of its three opportunity funds (the “Funds”).

Asset Recycling and Acquisition Activity – Additional Investment in Urban/Street Retail

During April 2012, Acadia acquired a single-tenant property, occupied by Lululemon and located in the Gold Coast neighborhood of Chicago, for $20.7 million.

During the first quarter, Acadia closed on six properties under contract at year-end for $41.5 million as detailed below, bringing the total closed to date to $115.3 million of the previously announced $181.1 million 2011 Core acquisition pipeline:

•
Chicago - closed on five properties, for a total of $22.6 million including the assumption of debt of $16.0 million. The properties are located throughout Chicago’s high-barrier-to-entry retail corridors, including Clark/Diversey and Armitage/Halsted in the Lincoln Park neighborhood and Rush/Walton in the Gold Coast neighborhood.

•	Cambridge - acquired a 40,000 square foot Whole Foods and an adjacent 13,300 square foot Rite-Aid in Cambridge, Massachusetts for $18.9 million, including the assumption of debt of $7.0 million.

For the remaining 2011 Core acquisition pipeline of $65.8 million, the Company is currently awaiting lender’s approval for the assumption of $33.3 million of first mortgage debt collateralized by ten locations prior to closing on these properties. The closings of these transactions currently under contract, which are anticipated to be completed during the second quarter of 2012, are subject to other customary closing conditions. As such, no assurance can be given that the Company will successfully complete these transactions.

Core Portfolio Anchor Recycling

As previously announced during 2011, Acadia commenced the re-anchoring of the Bloomfield Town Square, located in Bloomfield Hills, Michigan, and two former A&P supermarket locations located in the New York City metropolitan area (collectively, the “Re-anchoring Activities”). As of March 31, 2012, approximately 80% of this aggregate space has been leased, with Dick’s Sporting Goods, Ulta and Five Below at the Bloomfield Town Square expected to open during the second quarter 2012 and rents for a portion of the former A&P space that is leased expected to commence during the second half of 2012.

Occupancy and Same-Store NOI

At March 31, 2012, Acadia’s core portfolio occupancy was 90.3% which was consistent with fourth quarter 2011, as adjusted for certain gross leasable area (“GLA”) in the portfolio taken off-line. Including the square footage currently leased but not yet occupied, primarily in connection with the above Re-Anchoring Activities, the core portfolio is 94.2% leased. The remaining space anticipated to be leased in connection with the Re-Anchoring Activities represents an additional 90 basis points of portfolio occupancy.

Excluding the impact of the Re-anchoring Activities, core portfolio same-store NOI increased 2.3% for the first quarter 2012 over first quarter 2011. Including the impact of the Re-anchoring Activities, core portfolio same-store NOI decreased 3.9% for the first quarter 2012 compared to 2011.

Rent Spreads on New and Renewal Leases

The Company realized an increase in average rents of 16.4% in its core portfolio on 103,000 square feet of new and renewal leases executed during the first quarter of 2012. Excluding the effect of the straight-lining of rents, the Company experienced an increase of 3.9% in average rents in its core portfolio.

Fund III - Closed $31.5 million of Existing 2011 Acquisition Pipeline; Additional First Quarter Pipeline of $16.3 million

Fund III Acquisitions

During the first quarter Fund III acquired a 50% interest in 640 Broadway, a 45,700 square foot property located in the Noho district of New York City for $16.3 million.

During April 2012, Fund III closed on the Lincoln Park Centre for $31.5 million, which completed the previously announced $171.3 million of acquisitions under the 2011 Fund acquisition pipeline. The property is a 62,700 square foot re-anchoring project (former Border Books store) located in Lincoln Park’s Clybourn Corridor in Chicago, Illinois adjacent to the newly developed Apple store. Current tenants include Bank of America, Carter’s, Mitchell Gold + Bob Williams and Sur La Table.

Balance Sheet – Match-Funding Core and Fund Acquisitions; Maintaining Appropriate Leverage

During January 2012, the Company established an ATM equity program with an aggregate offering amount of up to $75.0 million of its Common Shares. Acadia intends to use the net proceeds of these offerings, in part, to fund the core and its share of the Fund acquisition activities as discussed above. During the first quarter, the Company issued 0.8 million Common Shares, which generated net proceeds of $17.9 million.

Acadia continues to maintain a secure balance sheet with available liquidity and low leverage as evidenced by the following:

•
As of March 31, 2012, the Company had total liquidity of $88.8 million, including $29.6 million of cash on hand and $59.2 million available under existing lines of credit, excluding the Funds’ cash and credit facilities

•	Core portfolio Net Debt to EBITDA ratio of 5.4x

•	Including the Company’s pro-rata share of the Fund debt (“Combined”), a Net Debt to EBITDA ratio of 6.2x

•	Combined Net Debt to Total Market Capitalization of 28% and Combined Debt to Total Market Capitalization of 30%

•	Core portfolio fixed-charge coverage ratio of 2.8 to 1

•	Combined fixed-charge coverage ratio, including the core portfolio and the Company’s pro- rata share of the Funds, was 2.9 to 1

Outlook - Earnings Guidance for 2012

The Company reaffirms its previously announced 2012 FFO and EPS forecast. On a fully diluted basis, the Company forecasts that its 2012 annual FFO will range from $1.00 to $1.05 per share and 2012 EPS from $0.54 to $0.60 per share.

Management Comments

“In the first quarter we continued to make progress on all of our key growth initiatives” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “In our core portfolio we are moving forward with both the profitable re-anchoring of three projects as well as the impactful additions to our street and urban portfolio. Additionally, we continued to add new value-add/opportunistic investments to our Fund III platform. I am also pleased with the progress that our team has made in the stabilization of several key Fund II and Fund III redevelopments which we can now opportunistically monetize. All of these activities should effectively contribute to our growth over the next year and position us well for future growth.”

Investor Conference Call

Management will conduct a conference call on Wednesday, April 25, 2012 at 12:00 PM ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 866-713-8565 (internationally 617-597-5324). The pass code is “Acadia”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888), and the passcode will be 68334681. The phone replay will be available through Wednesday, May 2, 2012.

About Acadia Realty Trust

Acadia Realty Trust, a fully-integrated equity real estate investment trust, is focused on the acquisition, ownership, management and redevelopment of high-quality retail properties and urban/infill mixed-use properties with a strong retail component located primarily in high-barrier-to-entry, densely-populated metropolitan areas along the East Coast and in Chicago. Acadia owns, or has an ownership interest in, 89 properties through its core portfolio and three opportunistic/value-add investment funds. Additional information may be found on the Company’s website at www.acadiarealty.com.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from continued economic uncertainty. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 28, 2012 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial environment and its effect on retail tenants; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of our properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters ended March 31, 2012 and 2011 (dollars and Common Shares in thousands, except per share data)

	For the Quarters ended
	March 31,
Revenues	2012	2011

Minimum rents	$30,340	$26,210
Percentage rents	243	178
Mortgage interest income	2,055	4,538
Expense reimbursements	6,002	5,204
Other property income	553	688
Management fee income	433	629
Total revenues	39,626	37,447
Operating expenses
Property operating	7,956	7,421
Real estate taxes	4,942	4,138
General and administrative	5,933	5,690
Depreciation and amortization	9,141	7,634
Total operating expenses	27,972	24,883

Operating income	11,654	12,564

Equity in losses of unconsolidated affiliates	(56)	(148)
Other interest income	54	34
Interest expense and other finance costs	(8,634)	(8,953)
Gain on extinguishment of debt	--	1,673
Income from continuing operations before
Income taxes	3,018	5,170
Income tax provision	195	262
Income from continuing operations	2,823	4,908

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters ended March 31, 2012 and 2011 (dollars and Common Shares in thousands, except per share data)

	For the Quarters ended
	March 31,
	2012	2011
Discontinued operations:
Operating income from discontinued operations	--	822
Gain on sale of property	--	3,922
Income from discontinued operations	--	4,744
Net income	2,823	9,652
Loss (income) attributable to noncontrolling interests:
Continuing operations	1,187	3,277
Discontinued operations	--	(3,506)
Net loss (income) attributable to noncontrolling
interests	1,187	(229)

Net income attributable to Common Shareholders	$4,010	$9,423

Supplemental Information
Income from continuing operations attributable to
Common Shareholders	$4,010	$8,185
Income from discontinued operations attributable to
Common Shareholders	--	1,238
Net income attributable to Common Shareholders	$4,010	$9,423

Net income attributable to Common Shareholders per Common Share – Basic
Net income per Common Share – Continuing
operations	$0.09	$0.20
Net income per Common Share – Discontinued
operations	--	0.03
Net income per Common Share	$0.09	$0.23
Weighted average Common Shares	42,736	40,318
Net income attributable to Common Shareholders per Common Share – Diluted 2
Net income per Common Share – Continuing
operations	$0.09	$0.20
Net income per Common Share – Discontinued
operations	--	0.03
Net income per Common Share	$0.09	$0.23
Weighted average Common Shares	43,146	40,580

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters ended March 31, 2012 and 2011 (dollars and Common Shares in thousands, except per share data)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS 3

	For the Quarters ended
	March 31,
	2012	2011

Net income attributable to Common Shareholders	$4,010	$9,423

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share):
Consolidated affiliates	4,828	4,458
Unconsolidated affiliates	392	353
Gain on sale (net of noncontrolling interests' share):
Consolidated affiliates	--	(784)
Unconsolidated affiliates	--	--
Income attributable to noncontrolling interests’ in
Operating Partnership	63	115
Distributions – Preferred OP Units	5	5
Funds from operations	$9,298	$13,570
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units 4	43,792	41,046
Funds from operations, per share	$0.21	$0.33

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights 1 For the Quarters ended March 31, 2012 and 2011 (dollars in thousands)
RECONCILIATION OF OPERATING INCOME TO NET PROPERTY OPERATING INCOME (“NOI”) 3

	For the Quarters ended
	March 31,
	2012	2011

Operating income	$11,654	$12,564

Add back:
General and administrative	5,933	5,690
Depreciation and amortization	9,141	7,634
Less:
Management fee income	(433)	(629)
Mortgage interest income	(2,055)	(4,538)
Straight line rent and other adjustments	(2,186)	(1,772)

Consolidated NOI	22,054	18,949

Noncontrolling interest in NOI	(6,963)	(4,888)
Pro-rata share of NOI	$15,091	$14,061

SELECTED BALANCE SHEET INFORMATION
	As of
	March 31, 2012	December 31, 2011
	(dollars in thousands)

Cash and cash equivalents	$49,670	$89,812
Rental property, at cost	1,337,943	1,252,100
Total assets	1,726,736	1,653,319
Notes payable	812,606	788,840
Total liabilities	903,397	883,221

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 621 and 466 OP Units into Common Shares for the quarters ended March 31, 2012 and 2011, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters ended March 31, 2012 and 2011. In addition, diluted FFO also includes the effect of 410 and 237 employee share options, restricted share units and LTIP units for the quarters ended March 31, 2012 and 2011, respectively.

CONTACT:
Acadia Realty Trust
Jon Grisham, (914) 288-8100